Exhibit 99.1

Medalist Diversified REIT, Inc. ANNOUNCES

APPOINTMENT OF KORY J. KRAMER TO ITS BOARD OF DIRECTORS

AND CASH DIVIDEND OF

$0.065 PER SHARE ON ITS COMMON STOCK

RICHMOND, VA., JANUARY 7, 2025--(BUSINESS WIRE)--Medalist Diversified REIT (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate in the Southeast region of the U.S., announced today that its Board of Directors has appointed Kory J. Kramer to its Board of Directors. A seasoned investment professional with a distinguished track record, Kramer is currently a partner and investment officer at Eagle Four Partners, a private equity firm based in Newport Beach, California, where he oversees acquisitions, development, financing, and asset management. With over $3 billion in transactions, his expertise spans transforming premier properties such as Pendry Newport Beach and VEA Newport Beach, among others.

Frank Kavanaugh, CEO of Medalist, expressed his enthusiasm for Kramer's appointment: “Kory’s deep expertise in real estate investment and development, combined with his strategic vision, makes him an invaluable addition to our board. We expect that his proven leadership will significantly contribute to our mission of creating long-term value for our shareholders.”  Kramer’s appointment underscores Medalist’s commitment to leveraging top-tier talent to strengthen its portfolio and strategy.

In addition, the Company announced that its Board of Directors has authorized and the Company has declared a quarterly cash dividend on its common stock (the “Common Stock”) in the amount of $0.065 per share (the “Dividend”). The Dividend will be payable in cash on January 23, 2025 to holders of record of the Common Stock as of January 20, 2025.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are not historical and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate, “may,” “will,” “should,” “could” and “underscore” and include Kavanaugh’s quotation and statements about Medalist’s strategy and the impact of Kramer’s appointment to the Board of Directors. Forward-looking statements are based upon the Company’s present expectations but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

About Medalist Diversified REIT, Inc.

Medalist Diversified REIT, Inc. (NASDAQ: MDRR) is a real estate investment trust specializing in the acquisition, management, and redevelopment of commercial real estate, with a focus on retail, office, and industrial properties in the Southeast U.S. Medalist is headquartered in Richmond, Virginia, and is committed to creating long-term value for its shareholders through a combination of strategic acquisitions, hands-on management, and financial discipline.

For additional information, please visit www.medalistreit.com or contact:

Brent WinnKevin Egan, CFA, CAIA, CPA

(804) 338-7708(724) 757-0525
bwinn@medalistreit.comkegan@medalistreit.com